Exhibit 1.7

Execution Version

Confidentiality Agreement

February 6, 2013

Private National Mortgage Acceptance Company, LLC

6101 Condor Drive

Moorpark, California 92021

Attention:  Chief Executive Officer

Re:  Confidentiality Agreement

Ladies and Gentlemen:

In connection with your provision of services pursuant to (i) the Amended and Restated Management Agreement, effective as of February 1, 2013, by and among PNMAC Capital Management, LLC, PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P., (ii) the Amended and Restated Flow Servicing Agreement, effective as of February 1, 2013, by and between PennyMac Operating Partnership, L.P. and PennyMac Loan Services, LLC, (iii) the Master Spread Acquisition and MSR Servicing Agreement, effective as of February 1, 2013, by and between PennyMac Loan Services, LLC and PennyMac Operating Partnership, L.P., (iv) the Mortgage Banking and Warehouse Services Agreement, effective as of February 1, 2013, by and between PennyMac Loan Services, LLC and PennyMac Corp., and (v) the MSR Recapture Agreement, effective as of February 1, 2013, by and between PennyMac Loan Services, LLC and PennyMac Corp. (collectively, the “Management Agreements”), PennyMac Mortgage Investment Trust and/or its subsidiaries, Affiliates (as hereinafter defined) or divisions (collectively, with such subsidiaries, Affiliates and divisions, the “Company”), has made and is prepared to continue to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company.  As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Confidential Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein.

The terms “you,” “your” and “yourself” shall refer to Private National Mortgage Acceptance Company, LLC and its Affiliates, and Private National Mortgage Acceptance Company, LLC agrees to cause its Affiliates to be bound by the terms of this letter agreement.

The term “Affiliate” shall mean (i) any person or entity directly or indirectly controlling, controlled by or under common control with such other person or entity, (ii) any executive officer or general partner of such other entity and (iii) any legal entity for which such person or entity acts as an executive officer or general partner.

The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, accountants and consultants and, subject to (a) receipt of prior consent of the Company and (b) compliance with Section 2 below, shall also include your financial advisors, potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, Affiliates, partners and advisors and those of its subsidiaries, Affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors).

1.             Confidential Material.  The term “Confidential Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto.  Notwithstanding any other provision hereof, the term Confidential Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession and developed by you prior to it being furnished to you by or on behalf of the Company, provided that the source of such information was not known by you to be or you had no reasonable basis (after due inquiry) for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be or you do not know or have reason to believe (after due inquiry) that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

2.             Use and Disclosure of Confidential Material.  You recognize and acknowledge the competitive value and confidential nature of the Confidential Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Confidential Material solely for the purpose of providing services pursuant to the Management Agreements and for no other purpose, that the Confidential Material will not be used in any way detrimental to the Company, that the Confidential Material will be kept confidential and that you and your Representatives will not disclose any of the Confidential Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Confidential Material to which the Company gives its prior written consent and (ii) any of the Confidential Material may be disclosed to your Representatives who need to know such information for the purpose of providing services pursuant to the Management Agreements, who are provided with a copy of this letter agreement and who agree in a writing signed and delivered to us to be bound by the terms hereof.  You shall maintain a list of those Representatives to whom Confidential Material has been disclosed (which list shall be presented to the Company upon request).  In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Confidential Material.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Confidential Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of outside legal counsel, legally compelled to disclose Confidential Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Material which such counsel advises you is legally required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Confidential Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material by such tribunal; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3.             Return and Destruction of Confidential Material.  At any time upon the reasonable request of the Company (taking into account your duties under the Management Agreements), you will as directed by the Company promptly deliver, at your expense, to the Company or destroy Confidential Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto.  In the event of such a decision or request, the Confidential Material prepared by you or on your behalf shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph.  Notwithstanding the return or destruction of the Confidential Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4.             No Representations or Warranties.  You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material.  You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Material or any errors therein or omissions therefrom, except as expressly provided in the Management Agreements.

5.             Material Non-Public Information.  You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Material, will be advised by you) that (i) the Confidential Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information from purchasing or selling securities of a company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

6.             Manager Standstill.  You agree that, for a period of three years from the date of this letter agreement, unless approved in writing by a majority of the independent trustees of the Company, neither you nor any of your subsidiaries or Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly: (a) publicly offer or propose, or effect or seek to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any indebtedness or businesses of the Company or any of its subsidiaries or Affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or Affiliates or assets of the Company or the subsidiaries or Affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or Affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its Affiliates; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to remove any independent trustee of the Company or expand the size of the Board of Trustees of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any arrangements with any third party with respect to any of the foregoing.  You further agree that, if at any time during such period, you or any of your subsidiaries or Representatives acting on your behalf are approached by any third party concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries, you will promptly inform the Company of the nature of such transaction and the parties involved.  Notwithstanding the foregoing, nothing herein shall limit the ability of (A) Private National Mortgage Acceptance Company, LLC or its Affiliates from acquiring securities of the Company in connection with (I) incentive fees earned under the Management Agreements, or (II) ordinary course compensation from the Company, or (B) any individual who is an Affiliate of Private National Mortgage Acceptance Company, LLC or its Affiliates from purchasing securities for his or her own account.

7.             REIT Standstill.  The Company agrees that, for a period of three years from the date of this letter agreement, unless approved in writing by you, the Company shall not, directly or indirectly: (a) publicly offer or propose, or effect or seek to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any of your securities (or beneficial ownership thereof), or rights or options to acquire any of your securities (or beneficial ownership thereof), or any of your indebtedness or businesses, (ii) any tender or exchange offer, merger or other business combination involving you or your assets constituting a significant portion of your consolidated assets, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to you, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any of your voting securities; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to you or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to remove any of your board members or expand the size of your board of directors; (d) take any action which would or would reasonably be expected to force you to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any arrangements with any third party with respect to any of the foregoing.  The Company further agrees that, if at any time during such period, the Company is approached by any third party concerning its participation in a transaction involving any of your assets, indebtedness or business, or securities issued by you, the Company will promptly inform you of the nature of such transaction and the parties involved.  Notwithstanding the foregoing, nothing herein shall limit the ability of any individual who is an Affiliate of the Company from purchasing securities for his or her own account.

8.             No Waiver of Rights.  It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.             Remedies.  It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.  You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy.  You also agree to reimburse the Company for all costs incurred by the Company in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom).

10.          Governing Law.  This letter agreement is for the benefit of the Company (and its subsidiaries and Affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.  You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States District Court for any district within such state for the purpose of any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court).  You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of California or the United States District Court for any district within such state, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.          Entire Agreement.  This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.  During the term of this letter agreement, should any inconsistency be identified between this letter agreement and any of the provisions of any of the Management Agreements relating to the confidentiality of the Confidential Material, the terms of this letter agreement shall govern.

12.          No Modification.  No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

13.          Counterparts.  This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14.          Severability.  If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15.          Successors.  This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

16.          Third Party Beneficiaries.  You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its Affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement.  You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

17.  Term.  This letter agreement will terminate three years from the date hereof.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Anne D. McCallion
	Name:	Anne D. McCallion
	Title:	Chief Financial Officer

CONFIRMED AND AGREED
as of the date written above:

PNMAC CAPITAL MANAGEMENT, LLC

By:	/s/ Anne D. McCallion
	Name:	Anne D. McCallion
	Title:	Chief Financial Officer